INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 18 to Registration Statement No. 333-48456 of the Met Investors Series Trust (the "Trust") on Form N-1A of our report dated February 14, 2005, appearing in the annual report to shareholders of the Lord Abbett Bond Debenture Portfolio, Lord Abbett Mid-Cap Value Portfolio, Lord Abbett America's Value Portfolio, Lord Abbett Growth Opportunities Portfolio, Lord Abbett Growth and Income Portfolio, Janus Aggressive Growth Portfolio, MFS Research International Portfolio, Oppenheimer Capital Appreciation Portfolio, Money Market Portfolio, PIMCO Total Return Portfolio, PIMCO PEA Innovation Portfolio, PIMCO Inflation Protected Bond Portfolio, Met/Putnam Capital Opportunities Portfolio, Met/AIM Small Cap Growth Portfolio, Met/AIM Mid Cap Core Equity Portfolio, Harris Oakmark International Portfolio, T. Rowe Price Mid-Cap Growth Portfolio, Third Avenue Small Cap Value Portfolio, Goldman Sachs Mid-Cap Value Portfolio, Neuberger Berman Real Estate Portfolio, Turner Mid-Cap Growth Portfolio, MetLife Defensive Strategy
Portfolio,  MetLife  Moderate  Strategy  Portfolio,  MetLife  Balanced  Strategy
Portfolio, MetLife Growth Strategy Portfolio and MetLife Aggressive Strategy Portfolio for the year ended December 31, 2004, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.



/s/ Deloitte & Touche LLP

Boston, Massachusetts
May 2, 2005